Exhibit 19
CAVCO INDUSTRIES, INC.
SECURITIES TRADING POLICY

Effective Date: OCTOBER 28, 2025

Policy Statement.

This Securities Trading Policy (this “Policy”) sets forth guidelines with respect to transactions in the securities of Cavco Industries, Inc., (“Cavco” or the “Company”) and the handling of confidential and material information about the Company and the companies with which the Company does business. The Company has adopted this Policy to promote compliance with federal and state securities laws that prohibit certain persons who are aware of material, non-public information about the Company from: (i) trading in securities of Cavco or a company Cavco does business with; or (ii) providing material, non-public information to other persons who may trade on the basis of that information.

As set for the below, this Policy is divided into two parts: Part I applies to all Directors, Officers, and Employees of Cavco and describes the Company’s prohibition on the unauthorized disclosure of material, non-public information, and the misuse of such information, in securities trading; and Part II imposes special additional trading restrictions on Directors, Officers, and certain other Employees that the Company may designate from time-to- time as "Covered Persons" because of their position, responsibilities, or their actual or potential access to material, non-public information.

Scope.

This Policy applies to all Officers of the Company and its subsidiaries, all members of the Company’s Board of Directors, and all Employees of the Company and its subsidiaries, and the Family Members (as defined below) of the foregoing. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material, non-public information. This Policy continues to apply following termination of employment or other relationship with the Company until after the second trading day that any material non-public information in your possession has become public or is no longer material. Each Employee, Officer, consultant and Director is personally responsible for the actions of their Family Members and other persons with whom they have a relationship who are subject to this Policy, including any pre-clearances required.

This Policy applies to all buying, selling, or other transactions in the Company’s Securities (as defined below).

Definitions.

“Board” means the Board of Directors of the Company.

“Compliance Officer” means the Company’s General Counsel and Chief Compliance Officer.

“Covered Persons” means Directors, Officers, and any employee of the Company who, by virtue of their position: (i) regularly has access to or generates material, non-public information

Exhibit 19
concerning the Company; (ii) are designated members of the corporate administrative group; or (iii) designated members of the corporate accounting group. Further, Covered Persons includes Family Members of the foregoing. A current list of Covered Persons is maintained by the Compliance Officer. All Covered Persons are required to get preclearance to trade in Company securities at all times pursuant to Part II below.

“Covered Entity” means another company or entity with which the Company is engaged in a transaction or project, or in discussion about a transaction or project.

“Directors” means any member of the Board of Directors of the Company.

“Employee” means any employee of Cavco or any of its subsidiaries.

“Family Members” means as to a specific Director or Employee of the Company or any of its subsidiaries, his or her Immediate Family Members and any company, partnership, limited liability company, trust or other entity that is directly or indirectly controlled by that employee or Director or by any Immediate Family Member of that Employee or Director.

“Immediate Family Member” means as to a specific Director or Employee of the Company or any of its subsidiaries, his or her spouse (or life partner), children, and anyone residing in the same household whether they are a relative or not.

“Insider Trading” generally refers to: (1) trading in securities while in possession or aware of material, non-public information; or (2) providing material, non-public information to others who may trade on the basis of such information.

“Material Information” means information about a company, that under federal securities laws, would influence a reasonable investor’s decision to buy, sell, or trade that company’s stock and would therefore be likely to affect the price of that company’s stock. This can be either positive or negative information, and it could be from the past, present, or something you know that either could or will happen in the future. Materiality really depends upon the facts and circumstances of individual situations and will always be judged with the benefit of hindsight. Below are some examples of material information (*Note that this list is merely illustrative and not exhaustive):
• Financial results and projections (including the Company’s own expectations regarding its future financial results or how they differ from market expectations);
• Significant mergers, acquisitions, tender offers, joint ventures, or changes in assets or divestitures;
• Major management changes;
• Changes in control;
• Changes in sales, earnings, estimates, or dividends;
• Sales figures and forecasts;
• Significant process or product developments
• Developments regarding significant litigation, regulatory updates, or government agency investigations;
• Bankruptcies, receiverships, or liquidity problems;
• Significant changes with a supplier, customer, or other collaborator;
• A major cybersecurity incident;

Exhibit 19
• Events regarding the Company’s securities (such as defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes in the rights of security holders, or public or private sales of additional securities);
• An important financing transaction; and
• Award or loss of a significant contract.

“Material Non-public Information” or “MNPI” means Material Information about Cavco that has not been publicly and widely released.

“Non-public Information” means any information about a company that has not been publicly and widely released. For information to be considered public, it must be made available in a manner that is designed to reach investors generally, such as in a filing by Cavco with the U.S. Securities and Exchange Commission (the “SEC”), a press release issued by Cavco, or an announcement of the information in a news publication. A few examples of non-public information may include: information available to a select group of analysts, brokers, or institutional investors; or undisclosed facts that are the subject of rumors, even if the rumors are widely circulated. Even after Cavco makes a public disclosure of information about the Company, investors need to be given time to absorb the information, and you must wait at least two trading days (any day on which Nasdaq or other national exchange on which the Company’s securities are then traded is open for trading is a “Trading Day”) to pass before you can trade in Company stock. For example, if Cavco released information in a press release on Monday at 12:00 pm Eastern time, and both Monday and Tuesday were open trading days, the information would be deemed to be public on Wednesday.

“Officers” means any officer of the Company designated by the Board.

“Securities” means Cavco’s common stock, options, or any other securities that the Company (or another public company) has or may issue, like warrants, preferred stock, notes, bonds, convertible securities, as well as derivative securities relating to any Company security.
“Trading” means buying, selling, and gifting stock, equities, bonds, and other Securities.

PART I

This Part I of the Policy applies to all Directors, Officers, and Employees of Cavco and its subsidiaries, as well as their Family Members.

1.Trading in Cavco Securities or causing Trading while in possession of Material Non-public Information is prohibited.

No person subject to this Policy who is aware of Material Non-public Information about Cavco may, directly or indirectly (through Family Members, other persons, entities or otherwise):

•buy, sell, or otherwise trade in the securities of the Company,
•advise anyone else to buy, sell, or otherwise Trade in the Securities of the Company;
•otherwise engage in any action to take personal advantage of that information; or
•assist anyone else engaged in any of the preceding activities.

Exhibit 19
1.Trading in a Covered Entity’s or other public companies’ securities while in possession of Material Non-public Information about that Covered Entity or other public company is prohibited.
No person subject to this Policy who possesses Material Non-public Information relating to a Covered Entity or other publicly traded company, including our vendors, customers and partners, as a result of employment with Cavco or the performance of services on our behalf, may, directly or indirectly (through Family Members, other persons, entities or otherwise) buy or sell securities of such companies, or advise anyone else to do so, or otherwise engage in any action to take personal advantage of that information.
1.Sharing Material Non-public Information is prohibited.
No person subject to this Policy who possesses Material Non-public Information relating to Cavco or any other publicly traded companies may directly or indirectly (through Family Members, other persons, entities or otherwise) pass that information on to others outside the Company, including friends, family, or other acquaintances (referred to as “tipping”) until such information has been disseminated to the public. You must treat Material Non-public Information about our business partners with the same care required with respect to such information related directly to the Company.
Tipping includes passing information under circumstances that could suggest that you were trying to help another profit or avoid a loss. Exercise care when speaking with others who do not “need to know”, even if they are subject to this Policy, as well as when communicating with family, friends and others not associated with the Company. To avoid the appearance of impropriety, refrain from discussing our business or prospects or making recommendations about buying or selling our securities or the securities of other companies with which we have a relationship. Inquiries about the Company should be directed to our Investor Relations or Legal teams.
1.Recommendations regarding Trading in Company Securities are prohibited.
No person subject to this Policy may make recommendations or express opinions on Trading in Company Securities while in possession of Material Non-public Information, except to advise others not to trade in Company Securities if doing so might violate the law or this Policy.
1.Only designated Company spokespersons are authorized to disclose Material Non-public Information.
U.S. federal securities laws prohibit the Company from selectively disclosing MNPI. The Company has established a Fair Disclosure and Investor Communications Policy, which includes procedures for releasing Material Information in a manner that is designed to achieve broad dissemination of the information immediately upon its release. Employees must follow the Company’s Fair Disclosure and Investor Communications Policy, which among other things prohibits Employees from in any manner disclosing MNPI to anyone outside the Company, including family members and friends, and including social media or electronic communications. Any inquiries about the Company should be directed to our Investor Relations teams.
1.Policy violations must be reported.

Any person who violates this Policy, the Company’s Fair Disclosure and Investor Communications Policy or any federal or state laws governing Insider Trading, or knows of any such violation by any other person, must report the violation immediately to the Compliance Officer. Upon learning of any such violation, the Compliance Officer will determine whether the Company should release any material non-public information or whether the Company should report the violation to the SEC or other appropriate governmental authority.

1.Insider trading Compliance Officer.

Exhibit 19
The Company’s General Counsel & Chief Compliance Officer is responsible for the administration of this Policy and shall act as the Company’s Policy Compliance Officer; provided, however, that if the General Counsel is a party to a proposed Trade, transaction, or Pre-Clearance under this Policy, the Company’s Chief Financial Officer shall act as the Compliance Officer with respect to such proposal. Other than approving his or her own transaction under this Policy, the Compliance Officer may delegate his or her authority to act as the Compliance Officer as he or she deems necessary or appropriate in his or her sole discretion. The duties and powers of the Compliance Officer and his or her delegees include the following:

•Circulating this Policy to all employees, conducting training on the Policy and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading and other applicable laws.
•Administering, monitoring and enforcing compliance with this Policy.
•Responding to all inquiries relating to this Policy.
•Designating and announcing special trading blackout periods during which specified persons may not trade in Company securities.
•Providing copies of this Policy and other appropriate materials to all current and new directors, officers and employees, and such other persons as the Compliance Officer determines have access to material nonpublic information concerning the Company.
•Administering, monitoring and enforcing compliance with federal and state insider trading laws and regulations.
•Assisting in the preparation and filing of all required SEC reports filed by Section 16 Insiders relating to their trading in Company securities, including Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
•Maintaining as Company records originals or copies of all documents required by the provisions of this Policy, and copies of all required SEC reports relating to insider trading, including Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
•Revising this Policy as necessary to reflect changes in applicable insider trading laws and regulations (to be reported to and considered by the Corporate Governance and Nominating Committee of the Board).
•Maintaining the accuracy of the list of Covered Persons, and updating such list periodically as necessary to reflect additions or deletions.
•Designing and requiring training about the obligations of this Policy as the Compliance Officer considers appropriate.
•The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties under this Policy in the event that a Compliance Officer is unable or unavailable to perform such duties.

1.Consult Compliance Officer when in doubt.

Any Employees who are unsure whether the information that they possess is material or non-public must consult the Compliance Officer for guidance before trading in any Company Securities.

1.The Company may suspend all trading activities by Employees.
In order to avoid any questions and to protect both the Company and its personnel from any potential liability, from time to time the Company may impose a “blackout” period during which some or all Directors, Officers and Employees may not buy or sell Company Securities. The

Exhibit 19
Compliance Officer will impose such a blackout period if, in their judgment, there exists non-public information that would make trades by the specified group of persons inappropriate in light of the risk that such trades could be viewed as violating applicable securities laws. If you are made aware of such a blackout period, you may not disclose its existence to anyone.
1.Equity compensation plans.

For purposes of this Policy, the Company considers the election to have the Company withhold shares to satisfy tax withholding requirements (but not the sale of any such shares) to be exempt from this Policy.

1.Consequences.

•Civil and Criminal Penalties. The consequences of prohibited Insider Trading or tipping can be severe. Persons violating Insider Trading or tipping rules may be required to disgorge profit made or loss avoided, pay civil penalties up to three times the profit made or loss avoided, face private action for damages, as well as be subject to criminal penalties, including up to 20 years in prison and fines of up to $5 million. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties.
•Company Discipline. Violation of this Policy or federal or state Insider Trading laws by any Director, Officer or Employee may subject the Director to removal proceedings and the Officer or Employee to disciplinary action by the Company, including termination for cause.

PART II

Cavco has established additional procedures in this Part II that apply only to Covered Persons.

1.List of Covered Persons.

The Compliance Officer shall maintain the list of the Company’s Covered Persons subject to Part II of this Policy and regularly inform them of their obligations under this Policy.

1.Pre-Clearance required for all Trades by Covered Persons.
Covered Persons are prohibited from trading in Company Securities at all times without first contacting the Compliance Officer and receiving approval to Trade pursuant to this Policy (“Pre-Clearance”). This restriction also applies to transactions by a Covered Person’s Family Members. Pre-clearance requests must be submitted by email to the Compliance Officer and in either the body of the email or an attachment to the email contain the information listed in Exhibit A below. The Compliance Officer will respond with an email approval. The email from the Compliance Officer is the Pre-Clearance for a Covered Person to Trade. You must have the email approval from the Compliance Officer before you are permitted to Trade Cavco stock.

Unless revoked, Pre-Clearance to execute a Trade will normally remain valid until market close five (5) Trading Days after the day on which Pre-Clearance was granted (“Permitted Trading Window”). If the Trade is not executed during the Permitted Trading Window, a Covered Person must request a new Pre-Clearance pursuant to the process set forth in this Section. If a Covered Person has any questions, concerns or is otherwise uncertain about anything in this Pre-

Exhibit 19
Clearance process, the Covered Person is directed to talk to the Compliance Officer. The Compliance Officer is under no obligation to approve a Trade request.

EVEN IF A COVERED PERSON RECEIVES PRE-CLEARANCE AND IT IS DURING A PERMITTED TRADING WINDOW, THE COVERED PERSON, MAY NOT TRADE IN SECURITIES OF THE COMPANY IF THE COVERED PERSON BECOMES AWARE OF MATERIAL, NON-PUBLIC INFORMATION ABOUT THE COMPANY.

1.Blackout Periods, Open Trading Windows, and Other Blackouts.
In order to further minimize the possibility of an inadvertent and unintended insider trading violation, Covered Persons will not be granted Pre-Clerance during the period beginning on June 15th, September 15th, December 15th, and March 15th each year, and ending two (2) business days following the public release by the Company of quarterly or year-end earnings (“Blackout Period”). Please realize that the “Open Trading Windows” during non-Blackout Periods are of general applicability only and do not serve to permit otherwise illegal trades. Trading in the Company’s stock by Covered Persons is permitted only during these Open Trading Windows and all trades by Covered Persons must be approved in advance by the Compliance Officer. Other events or developments during such periods may still cause some Covered Persons to become aware of MNPI. In such event, a Covered Person may not trade, even if they received Pre-Clearance before becoming aware of MNPI.

From time to time, an event may occur that is material to the Company and is known by only a few Directors, Officers and/or Employees (for example, a proposed acquisition). So long as the event remains material and non-public, the relevant Covered Persons may not trade Company or a Covered Entity’s securities. In such instances, the Company will announce to the Covered Persons a closed window or blackout period for trading in Company securities and, if appropriate, in securities of a Covered Entity (“Other Blackouts”). Note that Blackout Periods and Other Blackouts are independent of each other and the end or termination of a Blackout Period does not end, terminate or conclude Other Blackouts unless specifically instructed that it so does. Only the Compliance Officer may lift the prohibition of an Other Blackout.

1.Certain types of transactions are prohibited. Because we believe it is improper and inappropriate for the Company’s Directors, Officers or employees to engage in short-term or speculative transactions involving Company stock, it is the Company’s policy that Covered Persons should not engage in any of the following activities with respect to securities of the Company

•Short Sales. Short sales of Company Securities are prohibited, as short sales evidence the seller’s expectation that Company securities will decline in value, signal to the market that the seller has no confidence in the Company or its short-term prospects, and may reduce the seller’s incentive to improve Company performance. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prohibits Directors and Officers from engaging in short sales.
•Publicly Traded Options. Transactions in puts, calls or other derivative securities involving Company stock are prohibited, as any such transaction is, in effect, a bet on the short-term movement of the Company’s stock, creates the appearance of trading based on inside information, and may focus attention on short-term performance at the expense of Company long-term objectives.

Exhibit 19
•Hedging Transactions. Hedging or monetization transactions (including but not limited to zero-cost collars, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments) are prohibited, as such transactions allow you to continue to own Company securities without the full risks and rewards of ownership and as a result, you may not have the same objectives as other stockholders.
•Margin Accounts and Pledges. Covered Persons are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan, as such securities may be traded without your consent (for failing to meet a margin call or if you default on the loan) at a time when you possess material nonpublic information or otherwise are not permitted to trade.
•Short-Term Trading. Covered Persons who purchase Company Securities in the open market may not sell any Company Securities of the same class during the six (6) months following the purchase (or vice versa), as short-term trading of the Company’s Securities may be distracting and may unduly focus the person on short-term stock market performance, instead of the Company’s long-term business objectives, and may result in the disgorgement of any short swing profits.

1.Special guidelines for 10b5-1 trading plans.

Notwithstanding the foregoing, a Covered Person will not be deemed to have violated this Policy for transactions made pursuant to an approved Rule 10b5-1 trading plan. Pre-Clearance by the Compliance Officer is required for a Covered Person to enter into or modify a Rule 10b5-1 trading plan (a “10b5-1 Plan”). Plans that are not pre-cleared may not be used by a Covered Person. All Section 16 Officers and Directors must immediately report the results of transactions effected under a trading plan to the Compliance Officer since they will be reportable on Form 4 within two business days following the execution of the trade. The Compliance Officer may withhold or condition Pre-Clearance of any proposed 10b5-1 Plan (each, a “Proposed Plan”) for any reason, in his or her sole discretion.

•The Compliance Officer will not pre-clear a Proposed Plan if he or she concludes that the Proposed Plan:
1.Fails to comply with the requirements of Rule 10b5-1, as amended from time to time;
2.Would permit a transaction to occur before the later of (i) 90 days after adoption (including deemed adoption) of the Proposed Plan or (ii) two business days after disclosure of the issuer’s financial results in a Form 10-Q or Form 10-K for the quarter in which the Proposed Plan was adopted (subject to a maximum of 120 days after adoption of the Proposed Plan).
3.Is established during a Blackout Period or Other Blackout, or the Covered Person is unable to represent to the satisfaction of the Compliance Officer that the Covered Person is not in possession of Material Non-public Information regarding the Company.
4.Lacks appropriate mechanisms to ensure that the Covered Person complies with all rules and regulations, including Rule 144, Rule 701, Form S-8, and Section 16 of the Exchange Act, applicable to securities transactions by the Covered Person.
5.Does not provide the Company the right to suspend all transactions under the Proposed Plan if the Compliance Officer, in his or her sole discretion, deems such suspension necessary or advisable, including suspensions to comply with any

Exhibit 19
“lock-up” agreement the Company agrees to in connection with a financing or other similar events.
6.Exposes the Company to liability under any other applicable state or federal rule, regulation or law;
7.Creates any appearance of impropriety;
8.Fails to meet guidelines established by the Company; or
9.Otherwise fails to satisfy the Compliance Officer for any reason.
•Any modifications to or deviations from a 10b5-1 Plan are deemed to be the Covered Person entering into a new 10b5-1 Plan and, accordingly, require pre-clearance of such modification or deviation by the Compliance Officer.
•Any termination of a 10b5-1 Plan must be immediately reported to the Compliance Officer. If a Covered Person has pre-cleared a new 10b5-1 Plan (the “Second Plan”) intended to succeed an earlier pre-cleared 10b5-1 Plan (the “First Plan”), the Covered Person may not affirmatively terminate the First Plan without pre-clearance, because such termination is deemed to be entering into the Second Plan.
•None of the Company, the Compliance Officer, nor any of the Company’s officers, employees or other representatives shall be deemed, solely by their pre-clearance of a Proposed Plan, to have represented that it complies with Rule 10b5-1 or to have assumed any liability or responsibility to the Covered Person or any other party if the 10b5-1 Plan fails to comply with Rule 10b5-1.
•Upon entering into or amending a 10b5-1 Plan, Directors and Officers must promptly provide a copy of the plan to the Company and, upon request, confirm the Company’s planned disclosure regarding the entry into or termination of the plan (including the date of adoption or termination of the plan, duration of the plan, and aggregate number of securities to be sold or purchased under the plan).

1.Form 144 reports.

Directors and certain Officers designated by the Board are required to file a Form 144 before making an open market sale of Company Securities. Form 144 notifies the SEC of your intent to sell Company Securities. Although often prepared and filed by your broker, this form and its timely filing is each individual’s personal responsibility, and is in addition to the Section 16 filer reports (Form 4 and Form 5) which are filed on your behalf by the Company.

1.Reporting of transactions required.

To facilitate timely reporting under Section 16 of the Exchange Act, certain Covered Persons designated as Section 16 Officers and Directors are required to on the same day as the trade date, or, with respect to transactions effected pursuant to a 10b5-1 Plan, on the day the Officer or Director is advised of the terms of the transaction, (a) report the details of each transaction to the Compliance Officer and (b) arrange with persons whose trades must be reported by the Officer or Director under Section 16 (such as Immediate Family Members) to immediately report directly to the Compliance Officer and to the Officer or Director the following transaction details:

•Transaction date (trade date);
•Number of shares involved;
•Price per share at which the transaction was executed (before addition or deduction of brokerage commission and other transaction fees); and

Exhibit 19
•For stock option exercises, the specific option exercised.

1.Use of knowledgeable stockbroker.
Each Covered Person is encouraged to select one stockbroker to effect all of their transactions in the Company’s Securities. The chosen broker should become familiar with this Policy and the restrictions that apply to their transactions in the Company’s Securities. Remember, however, that a broker has no legal responsibility for a client’s Section 16 filings or short-swing profit rule violations. It is the Covered Person’s, not the broker’s, responsibility to keep the Company’s Legal Department informed of all information about a trade and coordination of the filing of appropriate documents with the SEC (including, Form 4s and Form 144s), even if the Company or a broker is assisting in reporting a trade. Therefore, the best protection will come from your own awareness of the possible pitfalls. Using the same broker that is familiar with this Policy will help you constantly monitor your compliance with this Policy as well as with other securities laws obligations.

CERTIFICATION OF COMPLIANCE

All Directors, Officers, and Employees are required to certify their understanding of and compliance with this Policy.

CERTIFICATION
The undersigned does hereby acknowledge receipt of Cavco Industries, Inc.’s Securities Trading Policy. The undersigned has read and understands (or has had explained) the Policy and agrees to comply with the Policy in every respect.

__________________________________ (Signature)
__________________________________ (Please print name)
Date: ________________________

EXHIBIT A
EMAIL REQUEST FOR PRE-CLEARANCE TO TRADE
In the email request for Pre-Clearance to Trade please include the following:
__________________________________________________________________

Name of Security Owner:
Type of Security:
•Common Stock
•Stock Option

Number of Shares/Amount of Security involved:

Proposed Date(s) of Transaction:

Exhibit 19

Type of Transaction:
•Stock Purchase
•Stock Sale
•Stock Option Exercise
•Gift

Broker Contact Information:

(For Section 16 filers only) Please list all of your stock transactions over the last six (6) months:

I am not currently in possession of any material non-public information relating to Cavco Industries, Inc., and its subsidiaries. By typing my name below and sending this email to the Compliance Officer pursuant to the Cavco Securities Trading Policy, I hereby certify that the statements made in this email are true and correct.
I understand that clearance may be rescinded prior to effectuating the above transaction if material non-public information regarding Cavco Industries, Inc., arises and, in the reasonable judgment of Cavco Industries, Inc., the completion of my trade would be inadvisable. I also understand that the ultimate responsibility for compliance with the insider trading provisions of the federal securities laws rests with me and that clearance of any proposed transaction should not be construed as a guarantee that I will not later be found to have been in possession of material, non-public information.

Name: _____________________________ Date: ________________________

FREQUENTLY ASKED QUESTIONS ABOUT
CAVCO INDUSTRIES, INC.’S
SECURITIES TRADING POLICY

When can I buy or sell Cavco stock?

If you are a Covered Person, you can only trade once you’ve obtained Pre-Clearance from the General Counsel in accordance with Part II of the Securities Trading Policy.

How do I get Pre-Clearance to buy or sell Cavco stock if I’m a Covered Person?

By emailing the General Counsel the information in Exhibit A to the Securities Trading Policy. In this email, you must confirm that you are not in possession of material non-public information about Cavco.

Exhibit 19

Do I need to get anything back from the General Counsel to show I have Pre-Clearance to trade or is just my email “to” the General Counsel my Pre-Clearance to buy or sell Cavco stock?

You must receive an email back from the General Counsel approving your request to buy or sell Cavco stock. The email from the General Counsel is the official Pre-Clearance under this policy. Your Pre-Clearance will last for 5 trading days before it will expire.

What if I become aware of material non-public information after I receive Pre-Clearance?

Then stop all trading immediately. Your Pre-Clearance would automatically be cancelled at the moment you become aware of any material non-public information about Cavco and any trades you make while in possession of material non-public information would be made in violation of federal securities laws.

Are employees that are not a Covered Person required to comply with the permitted trading windows?

Employees who are not a Covered Person are free to trade Cavco stock at any time as long as they do not know material, non-public information about Cavco.

What is “material, non-public information”?

There is no single definition of material, non-public information. Generally, it is information that has not been publicly disclosed by Cavco, and is information a reasonable investor would consider important in making a decision on whether to buy or sell Cavco stock. Some examples include:

•Better or worse than expected earnings;
•Possible mergers, acquisitions or divestitures; and
•Senior management changes.

A more comprehensive list of examples is included in Cavco’s Securities Trading Policy.

If you are not sure whether you know material, non-public information, you should check with your supervisor or Cavco’s General Counsel & Chief Compliance Officer.

Can I buy or sell Cavco stock if I know material, non-public information as long as we are in an Open Trading Window?

No. You can never trade in Cavco stock if you know material, non-public information about Cavco, even if it is during an Open Trading Window.

Are my spouse and children required to comply with the Blackout Periods and Open Trading Windows?

Exhibit 19
Yes, if you are a Covered Person. Cavco’s Securities Trading Policy applies to spouses and children or other members of your immediate family (i.e., parents, grandparents, siblings, etc.) who share the same household with you. The SEC takes the position that trades made by your spouse or other members of your immediate family who live with you are the same as trades made directly by you. Therefore because Blackout Periods and Open Trading Windows apply only to Covered Persons under the Securities Trading Policy, then these periods apply to their Family Members as well.

Can the SEC really catch me if I am not a Section 16 officer and thus do not have to publicly report my stock holdings?

Yes. The SEC has a very sophisticated monitoring system for insider trading activities and takes enforcement action against hundreds of individuals each year. The SEC has made detection and prosecution of insider trading one of its highest priorities. To aid in finding offenders, it offers informants a percentage of the civil penalties paid by a violator for Insider Trading.